UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2018 (December 18, 2018)

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

299 Park Avenue 12th Floor (Address of principal executive offices)	10171 (Zip code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2018, the Board of Directors (the “Board”) of Genco Shipping & Trading Limited (the “Company”), acting on the recommendation of its Compensation Committee, adopted a cash bonus plan that will be used to calculate cash bonuses that may become payable to the Company's executive officers and other employees commencing with the year ending December 31, 2018 (the “Cash Bonus Plan”).  The Cash Bonus Plan establishes measurable criteria intended to reinforce a pay for performance framework that aligns the interests of executive officers and other employees with those of the shareholders.  The Cash Bonus Plan utilizes weighted performance criteria to determine the amount of the cash bonus.  For 2018, the following performance measures have been established:  Adjusted EBITDA relative to an internal goal, time charter equivalent (TCE) performance of our fleet compared to an internal benchmark, costs incurred by the Company compared to the budgeted costs, total shareholder return of the Company’s common stock compared to a peer group and achievement of individual performance goals.

The Cash Bonus Plan provides for payment of cash bonuses based on achievement of specified benchmarks for each performance metric.  Actual bonuses may range from 0 to 150 percent of the target bonus amounts.  Bonuses are calculated on the basis of performance relative to each performance metric, and for each metric there are threshold, target and maximum bonus levels.  In respect of each metric, no bonus amount is generated for performance below the threshold level; 50% of the target bonus amount is generated for performance at threshold; the target bonus amount is generated for performance at the target level; and the maximum bonus amount is generated for performance at the maximum level. The amount to be awarded for achievement of individual performance goals is within the Board’s discretion for named executive officers and, for non-named executive officers, senior management.  Actual bonus amounts are calculated by linear interpolation between the threshold and the target and between the target and the maximum.  For 2018, the amount payable under the Cash Bonus Plan ranges from $0 to $975,000 for John C. Wobensmith, Chief Executive Officer and President, based on a target bonus of $650,000; from $0 to $292,500 for Apostolos Zafolias, Chief Financial Officer and Executive Vice President, Finance, based on a target bonus of $195,500; and from $0 to $189,000, for Joseph Adamo, Chief Accounting Officer, Treasurer, and Controller, based on a target bonus of $126,000.  The Board can modify or terminate the Cash Bonus Plan at any time, and the payment of any bonus under the Cash Bonus Plan is subject to the discretion of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: December 21, 2018

/s/ Apostolos Zafolias
Apostolos Zafolias
Chief Financial Officer